EXHIBIT 99.1

News Release FOR IMMEDIATE RELEASE

Contact:
Jared Green
Corporate Counsel
905.671.7982
jgreen@merge.com

MERGE TECHNOLOGIES HOLDINGS CO. EXERCISES REDEMPTION CALL RIGHT; WILL ACQUIRE ALL OUTSTANDING EXCHANGEABLE SHARES
ON APRIL 15, 2009

TORONTO, Ontario, February 13, 2009 – Merge Cedara ExchangeCo Limited (TSX: MRG), a subsidiary of Merge Technologies Holdings Co. and an indirect subsidiary of Merge Healthcare Incorporated (NASDAQ: MRGE), announced today that its board of directors has set April 15, 2009 as the redemption date for Merge Cedara ExchangeCo Limited’s outstanding exchangeable shares.  Merge Technologies Holdings Co. has exercised its overriding redemption call right and will acquire all of the outstanding exchangeable shares on April 15, 2009.

The exchangeable shares were issued in conjunction with the acquisition of Cedara Software Corp. by Merge Healthcare Incorporated in June 2005, on terms which permit their redemption on a date, no earlier than April 30, 2010 unless certain conditions are met in which case an earlier redemption date may be established by the board of directors of Merge Cedara ExchangeCo Limited.  Such conditions have been met.

Holders of exchangeable shares on April 15, 2009 will be entitled to receive one common share of Merge Healthcare Incorporated for each exchangeable share held.  On and after April 15, 2009, former holders of exchangeable shares will no longer have any rights as holders of exchangeable shares other than the entitlement to common shares of Merge Healthcare Incorporated.

A cover letter from Merge Cedara ExchangeCo Limited, along with the Notice of Redemption of Exchangeable Shares from Merge Cedara ExchangeCo Limited, the Notice from Merge Cedara ExchangeCo Limited, describing the Notice of Exercise of Redemption Call Right delivered by Merge Technologies Holdings Co., and the Letter of Transmittal will be mailed today to registered holders of exchangeable shares and will provide further information.  Computershare Investor Services Inc. will act as depositary in connection with the redemption.

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About Merge
Merge Healthcare Incorporated’s solutions solve mission-critical issues for radiology practices, outpatient imaging centers, hospitals, pharmaceutical companies and device manufacturers worldwide.  For additional information, visit www.merge.com/oem.

Forward Looking Information
This press release may contain forward looking statements, being statements which are not historical facts, including, without limitation, statements regarding the redemption call right being exercised by Merge Technologies Holdings Co.  There can be no assurance that such statements will prove accurate.  Such statements are necessarily based on a number of estimates and assumptions that are subject to numerous risks and uncertainties that could cause actual results and future events to differ materially from those anticipated or projected.